Exhibit 99-3

Names and Addresses of Additional Reporting Persons:

Charles B. Johnson
Franklin Templeton Investments
One Franklin Parkway
San Mateo, CA 94403-1906

Rupert H. Johnson, Jr.
Franklin Templeton Investments
One Franklin Parkway
San Mateo, CA 94403-1906

Franklin Advisers, Inc.
One Franklin Parkway
San Mateo, CA  94403-1906

By: /s/Maria Gray
Vice President and Secretary of Franklin Resources, Inc.
Attorney-in-Fact for Charles B. Johnson
Attorney-in-Fact for Rupert H. Johnson, Jr.
Secretary of Franklin Advisers, Inc.

By: /s/Kimberly H. Novotny
Vice President and Assistant Secretary
Franklin High Income Trust on behalf of Franklin High Income Fund